Exhibit 13.13 under Form N-14

AMENDMENT NO. 2 TO BROKER DEALER AGREEMENT

This Amendment No. 2 is made as of November 10, 2017 to that certain Broker-Dealer Agreement (“Agreement”) dated as of February 18, 2003 by and between Deutsche Bank Trust Company Americas, a New York banking corporation, as auction agent (“Auction Agent”) (not in its individual capacity but solely as agent of Federated Premier Intermediate Municipal Income Fund, a Delaware statutory trust (“FPT”)), and Wells Fargo Advisors, LLC (as successor to Prudential Securities Incorporated) (together with it successors and assigns, “BD”), as amended by the Amendment to Broker-Dealer Agreement dated as of August 4, 2015. This Amendment is entered into between the Auction Agent (not in its individual capacity but solely as agents of FPT and Federated Premier Municipal Income Fund, a Delaware statutory trust (the “Trust”)), and BD.

WHEREAS, FPT has entered into an Agreement and Plan of Reorganization and Termination dated as of October 11, 2017 (the “Plan”) pursuant to which the Trust would acquire all, or substantially all, of the assets (but not the liabilities) of FPT in exchange for shares of the Trust to be distributed pro rata by FPT to its shareholders, in complete liquidation and dissolution of FPT (the “Reorganization”);

WHEREAS, in connection with the Reorganization, the Auction Agent and BD wish to amend the Agreement in the manner specified below;

NOW, THEREFORE, in consideration of the premises and valuable consideration each to the other given, the receipt of which is hereby acknowledged, the Auction Agent and BD agree as follow

I.       Definitions; Interpretations. Each term used herein has the meaning set forth in the Agreement unless otherwise defined herein. References to “hereof,” “hereunder” and “this Agreement” and all similar references contained in the Agreement shall during the effectiveness of this Amendment refer to the Agreement as amended hereby. Except as expressly set forth herein, this Agreement shall not amend or waive any provision of the Agreement, and all such provisions are hereby ratified and confirmed in all respects.

II.       Amendment of Agreement.

Effective upon the completion of the Reorganization, any reference to “Federated Premier Intermediate Municipal Income Fund” in the Agreement is hereby deleted and replaced with “Federated Premier Municipal Income Fund”.

III.       Miscellaneous.

(a)       This Amendment may be executed on separate counterparts by the parties hereto, each of which when so executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(b)       This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of State of New York.

(c)       The headings of the several sections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Auction Agent

By: /s/ Tony Gomez

Name: Tony Gomez

Title: Assistant Vice President

By: /s/ Andrea E. Gilardi

Name: Andrea E. Gilardi

Title: Assistant Vice President

WELLS FARGO ADVISORS, LLC, as Broker-Dealer

By: /s/ David W. Jacus

Name: David W. Jacus

Title: SVP/Director of Rates Trading